                                                                      EXHIBIT 12

RATIO OF EARNINGS TO FIXED CHARGES We have calculated Bottling LLC's ratio of earnings to fixed charges in the following table by dividing earnings by fixed charges. For this purpose, earnings are before taxes, minority interest and cumulative effect of change in accounting principle, plus fixed charges (excluding capitalized interest) and losses recognized from equity investments, reduced by undistributed income from equity investments. Fixed charges include interest expense, capitalized interest and one-third of net rent which is the portion of the rent deemed representative of the interest factor.

                                             (dollars in millions)

                                                                                FISCAL YEAR
                                                             2003     2002     2001     2000     1999
                                                             ----     ----     ----     ----     ----
NET INCOME BEFORE TAXES, MINORITY INTEREST AND
      CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE   $  811   $  792   $  600   $  501   $  282

Undistributed (income) loss from equity
      investments                                              (1)       --       --       --       --
Fixed charges excluding capitalize  interest                   200      152      145      150      158
                                                            ------   ------   ------   ------   ------
EARNINGS AS ADJUSTED                                        $1,010   $  944   $  745   $  651   $  440
                                                            ======   ======   ======   ======   ======

FIXED CHARGES:
      Interest expense                                      $  177   $  131   $  132   $  136   $  140
      Capital interest                                          --       --        1        1        1
      Interest portion of rental expense                        23       21       13       14       18
                                                            ------   ------   ------   ------   ------

TOTAL FIXED CHARGES                                         $  200   $  152   $  146   $  151   $  159
                                                            ======   ======   ======   ======   ======

RATIO OF EARNINGS TO FIXED CHARGES                            5.05     6.21     5.09     4.31     2.76